Exhibit 99.1

LIBERTY MEDIA REPORTS
THIRD QUARTER 2013 FINANCIAL RESULTS

Englewood, Colorado, November 5, 2013 - Liberty Media Corporation (“Liberty Media”) (Nasdaq: LMCA, LMCB) today reported third quarter 2013 results. Highlights include(1):

•	SiriusXM reported strong Q3 results

◦	Subscriber base grew to 25.6 million

◦	Revenue of $962 million, up 11% from the third quarter of 2012

◦	Adjusted EBITDA(2) grew 21% to $296 million

◦	Net income of $63 million

◦	Repurchased $1.6 billion in shares from January 1 through September 30, 2013

◦	Issued initial 2014 guidance; revenue of over $4.0 billion and Adjusted EBITDA of approximately $1.38 billion

•	Reached repurchase agreement with SiriusXM to repurchase $500 million of SIRI shares from Liberty Media

•	Acquired 5.2% of outstanding Liberty Media common stock from Comcast Corporation in October

•	Issued $1.0 billion principal of 1.375% Cash Convertible Senior Notes due 2023 in October

“It was a busy October for Liberty. We completed a transaction with Comcast which resulted in our repurchase of 6.3 million Liberty Media shares or 5.2% of our outstanding shares which takes total repurchases to over 51%,”
said Greg Maffei, President and CEO of Liberty Media. “We also reached an agreement with SiriusXM for them to repurchase $500 million of their shares from us. Finally, we received a very positive response to our 1.375% convertible senior notes offering which was upsized to $1 billion from $500 million.”

Liberty Media
On January 11, 2013, Liberty Media was separated from Starz. Therefore, as of the first quarter of 2013 Liberty began presenting Starz as discontinued operations. Liberty acquired its controlling interest in SiriusXM on January 18, 2013 and has applied purchase accounting and consolidated the results of SiriusXM since that date. Prior to the acquisition of Liberty's controlling interest, we accounted for the investment in SiriusXM using the equity method.

Liberty Media's revenue increased $956 million to $1,110 million in the third quarter. Adjusted OIBDA increased by $350 million to $379 million and operating income increased $238 million to $248 million. The increase in revenue, adjusted OIBDA and operating income was primarily due to the acquisition of a controlling interest in SiriusXM as discussed above.

SiriusXM
SiriusXM reported its stand-alone third quarter results on October 24, 2013. For presentation purposes in this release, we include below the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results are best understood in the context of SiriusXM's historical financial presentation. For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM, to those results as reported by Liberty Media, see Liberty Media's Form 10-Q for the quarter ended September 30, 2013.

Highlights of SiriusXM's earnings release included the following:

•	Record revenue of $962 million, up 11% from third quarter of 2012

•	Net income of $63 million

•	Adjusted EBITDA grew 21% to a record $296 million

•	Repurchased $1.6 billion in shares from January 1 through September 30, 2013

•	Issued initial 2014 guidance; revenue of over $4.0 billion and Adjusted EBITDA of approximately $1.38 billion.

All such amounts are representative of SiriusXM's stand-alone operating results and are not indicative of what is included in Liberty Media's financial statements due to certain purchase accounting adjustments resulting from our January 18, 2013 acquisition of SiriusXM. SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.

On October 9, 2013, Liberty entered into a share repurchase agreement with SiriusXM in which SiriusXM will acquire a to be determined number of shares for $500 million, in three separate tranches between the fourth quarter of 2013 and second quarter of 2014, at a purchase price to be determined based on a 1.5% discount to the average of the daily volume weighted average price (VWAP) per share of SiriusXM common stock over a period of ten days beginning on the third trading day following the date of the public release of SiriusXM's third quarter 2013 earnings subject to a cap on the average VWAP of $4.18 and a floor on the average VWAP of $3.64. The repurchase of shares will approximate 1% of the outstanding shares of SiriusXM on an as adjusted basis as the shares will be retired at the SiriusXM level.  The purchase of SiriusXM shares on a consolidated basis is not expected to significantly impact the consolidated results except for an adjustment to noncontrolling interest as the shares are repurchased and retired.  Liberty expects to continue holding a majority of the SiriusXM common stock after the completion of share repurchases.

Share Repurchases
Liberty Media and Comcast completed a transaction in October in which a subsidiary of Comcast exchanged approximately 6.3 million LMCA shares at a price per share of $132.01 for a newly created subsidiary of Liberty Media which holds Leisure Arts, Inc., approximately $417 million in cash and Liberty Media's rights in and to a revenue sharing agreement relating to the carriage of CNBC. The exchange is intended to be tax-free.

From August 1, 2013 through October 31, 2013, 6.3 million shares of Series A Liberty Capital common stock (Nasdaq: LMCA) were acquired (pursuant to the transaction discussed above) at an average cost per share of $132.01 for total cash and other consideration of $830.2 million ($417 million cash, and negotiated fair values of Leisure Arts and Liberty Media's rights in and to a revenue sharing agreement related to the carriage of CNBC). After the completion of the Starz separation on January 11, 2013 through October 31, 2013, 7.4 million shares of Series A Liberty Capital common stock (Nasdaq: LMCA) were purchased at an average cost per share of $128.71 for total cash and other consideration of $953.2 million. Since the reclassification of the original Liberty Capital tracking stock on March 4, 2008 through October 31, 2013, 65.9 million shares have been repurchased at an average cost per share of $43.37 for total cash and other consideration of $2.9 billion. These repurchases represent 51.0% of the shares outstanding at the time of the introduction of the original Liberty Capital stock. Liberty Media has approximately $327.0 million remaining under its current stock repurchase authorization.

FOOTNOTES

1)
Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 3:15 p.m. (ET) on November 5, 2013. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA and Adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2013 to the same period in 2012.

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-Q.

Fair Value of Corporate Public Holdings

(amounts in millions)	6/30/2013	9/30/2013
Charter Communications(1)	$3,326	$3,619
Live Nation debt and equity(2)	831	990
Barnes & Noble investment(3)	266	231
Other public holdings(4)	949	989
Total Liberty Media	$5,372	$5,829

(1)
Liberty Media acquired an approximate 27% beneficial ownership interest in Charter Communications, Inc. during the quarter ended June 30, 2013. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Charter Communications using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $2,528 million and $2,440 million at June 30, 2013 and September 30, 2013, respectively.

(2)
Represents the fair value of Liberty Media's debt and equity investments. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $405 million and $431 million at June 30, 2013 and September 30, 2013, respectively.

(3)	Represents the carrying value of Liberty Media's preferred equity investment in Barnes & Noble, which is accounted for at fair value.

(4)	Represents Liberty Media's other public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2013	9/30/2013

Cash and liquid investments(1)(2)	$937	$1,186
Less: Short-term marketable securities	—	15
Total Liberty Media Cash (GAAP)	$937	$1,171

Debt:
SiriusXM senior notes(3)	2,570	3,139
SiriusXM exchangeable notes(3)	491	491
Margin loans(4)	1,120	1,120
Other debt	10	57
Total Liberty Media Debt	$4,191	$4,807
Unamortized premium	172	74
Total Liberty Media Debt (GAAP)	$4,363	$4,881

(1)	Includes $15 million of short-term marketable securities with an original maturity greater than 90 days as of September 30, 2013.

(2)	Includes $652 million and $717 million of cash and liquid investments held at SiriusXM as of June 30, 2013 and September 30, 2013, respectively.

(3)	Outstanding principal amount of Senior Notes and Exchangeable Senior Subordinated Notes with no increase for the premium resulting from purchase accounting.

(4)	Includes margin loans, net of repayments, entered into during the quarter ended June 30, 2013 in connection with the Charter Communications investment.

Total Liberty Media cash and liquid investments increased $249 million, primarily as a result of cash flows from operations at SiriusXM during the quarter and net borrowings at Sirius XM during the quarter. These cash inflows were partially offset by repurchases of stock by SiriusXM. Included in the third quarter consolidated cash and liquid investments is $717 million at SiriusXM. Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant noncontrolling interest, therefore Liberty does not have ready access to that cash.

Total Liberty Media debt increased by $616 million primarily as a result of senior notes issued by SiriusXM during the quarter, net of other debt repayments. Subsequent to quarter end, SiriusXM used approximately $561 million of the cash raised, from the issuance of SiriusXM debt during the quarter, to retire approximately $490 million outstanding principal of SiriusXM's 7.625% Senior Secured Notes due 2018.

Important Notice: Liberty Media Corporation (Nasdaq: LMCA, LMCB) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 3:15 p.m. (ET) on November 5, 2013. The call can be accessed by dialing (888) 267-6301 or (719) 457-2630 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 5:15 p.m. (ET) November 12, 2013, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 2118588. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertymedia.com/events. Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, growth of SiriusXM's subscriber base, the continuation of our stock repurchase plan, the repurchase activity of SiriusXM, including repurchases of SiriusXM stock from us, the return on our investment in Charter Communications, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, satisfaction of the conditions to SiriusXM's repurchase of stock from us, changes in law and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	12/31/2012	9/30/2013
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$603	1,171
Trade and other receivables, net	25	225
Deferred income tax assets	—	878
Other current assets	211	207
Assets of discontinued operations - current	1,372	—
Total current assets	2,211	2,481
Investments in available-for-sale securities and other cost investments	1,392	1,275
Investments in affiliates, accounted for using the equity method	3,341	3,363

Property and equipment, at cost	329	2,090
Accumulated depreciation	(172)	(298)
	157	1,792
Intangible assets not subject to amortization
Goodwill	200	14,203
FCC licenses	—	8,600
Other	144	1,073
	344	23,876

Intangible assets subject to amortization, net	108	964
Other assets, at cost, net of accumulated amortization	32	192
Assets of discontinued operations	740	—
Total assets	$8,325	33,943

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$35	646
Current portion of debt	—	496
Deferred revenue	24	1,527
Deferred credit on executory contracts	—	46
Other current liabilities	33	45
Liabilities of discontinued operations - current	293	—
Total current liabilities	385	2,760

Long-term debt	—	4,385
Deferred income tax liabilities	817	2,406
Deferred revenue	37	150
Other liabilities	90	263
Liabilities of discontinued operations	564	—
Total liabilities	1,893	9,964

Equity:
Total stockholders' equity	6,440	14,419
Noncontrolling interests in equity of subsidiaries	(8)	9,560
Total equity	6,432	23,979
Commitments and contingencies
Total liabilities and equity	$8,325	33,943

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2012	9/30/2013	9/30/2012	9/30/2013
	amounts in millions
Revenue:
Subscriber revenue	$—	832	—	2,280
Other revenue	154	278	324	697
Total revenue	154	1,110	324	2,977

Operating costs and expenses:
Cost of subscriber services
Revenue share and royalties	—	175	—	469
Programming and content(1)	—	64	—	179
Customer service and billing(1)	—	77	—	224
Other(1)	—	25	—	74
Subscriber acquisition cost	—	131	—	367
Other operating expense(1)	95	104	201	254
Selling, general and administrative(1)	37	207	111	548
Depreciation and amortization	12	79	32	237
	144	862	344	2,352
Operating income (loss)	10	248	(20)	625

Other income (expense):
Interest expense	(1)	(39)	(6)	(78)
Dividend and interest income	22	12	65	37
Share of earnings (losses) of affiliates, net	14	(8)	1,307	(12)
Realized and unrealized gains (losses) on financial instruments, net	135	64	173	222
Gains (losses) on transactions, net	21	—	21	7,481
Other, net	49	(67)	59	(73)
	240	(38)	1,619	7,577
Earnings (loss) from continuing operations before income taxes	250	210	1,599	8,202
Income tax (expense) benefit	(88)	(94)	(498)	170
Earnings (loss) from continuing operations	162	116	1,101	8,372
Earnings (loss) from discontinued operations, net of taxes	58	—	208	—
Net earnings (loss)	220	116	1,309	8,372
Less net earnings (loss) attributable to the noncontrolling interests	(1)	40	1	144
Net earnings (loss) attributable to Liberty stockholders	$221	76	1,308	8,228

(1) Includes stock based compensation as follows:
Programming and content	—	4	—	11
Customer service and billing	—	1	—	3
Other costs of services	—	2	—	5
Operating	—	4	—	10
Selling, general and administrative	7	41	18	112
	$7	52	18	141

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Nine Months Ended
	9/30/2012	9/30/2013
	amounts in millions
Cash flows from operating activities:
Net earnings	$1,309	8,372
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(208)	—
Depreciation and amortization	32	237
Stock-based compensation	18	141
Cash payments for stock-based compensation	(17)	(2)
Share of (earnings) losses of affiliates, net	(1,307)	12
Realized and unrealized (gains) losses on financial instruments, net	(173)	(222)
Losses (gains) on transactions, net	(21)	(7,481)
Deferred income tax expense (benefit)	501	(190)
Noncash interest expense	—	(54)
Other, net	79	70
Changes in operating assets and liabilities
Current and other assets	(114)	142
Payables and other liabilities	(46)	(136)
Net cash provided (used) by operating activities	53	889

Cash flows from investing activities:
Cash proceeds from dispositions	360	12
Cash (paid) for acquisitions, net of cash acquired	—	408
Investments in and loans to cost and equity investees	(1,423)	(2,584)
Repayment of loans by cost and equity investees	35	71
Capital expended for property and equipment	(5)	(132)
Purchases of short term investments and other marketable securities	(331)	(178)
Sales of short term investments and other marketable securities	620	229
Net (increase) decrease in restricted cash	700	—
Other investing activities, net	(74)	(66)
Net cash provided (used) by investing activities	(118)	(2,240)

Cash flows from financing activities:
Borrowings of debt	—	4,211
Repayments of debt	(750)	(1,731)
Repurchases of Liberty common stock	(242)	(140)
Subsidiary shares repurchased by subsidiary	—	(1,602)
Other financing activities, net	10	(19)
Net cash provided (used) by financing activities	(982)	719

Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	175	—
Cash provided (used) by investing activities	(15)	—
Cash provided (used) by financing activities	(14)	550
Change in available cash held by discontinued operations	254	650
Net cash provided (used) by discontinued operations	400	1,200
Net increase (decrease) in cash and cash equivalents	(647)	568
Cash and cash equivalents at beginning of period	970	603
Cash and cash equivalents at end of period	$323	1,171

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Media, together with a reconciliation to operating income, as determined under GAAP. Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended September 30, 2012, December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q12	4Q12	1Q13	2Q13	3Q13
Liberty Media
Revenue	$154	$44	$789	$1,078	$1,110

Adjusted OIBDA	30	(24)	271	372	379
Depreciation and amortization	(13)	(9)	(70)	(88)	(79)
Stock compensation expense	(7)	(28)	(41)	(48)	(52)
Operating Income (Loss)	$10	$(61)	$160	$236	$248

SCHEDULE 2

This press release also includes a presentation of Adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP. SiriusXM defines Adjusted EBITDA as follows: EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to remove the impact of other income and expense, loss on extinguishment of debt as well as certain other charges discussed below. This measure is one of the primary non-GAAP financial measures on which SiriusXM (i) evaluates the performance of its businesses, (ii) bases its internal budgets and (iii) compensates management. Adjusted EBITDA is a non-GAAP financial performance measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) depreciation and amortization and (iii) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of SiriusXM's operating performance, which provides useful information about its business apart from the costs associated with its physical plant, capital structure and purchase price accounting. SiriusXM believes investors find this non-GAAP financial measure useful when analyzing its results and comparing its operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use current and projected adjusted EBITDA to estimate its current and prospective enterprise value and to make investment decisions. Because SiriusXM funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, its results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. SiriusXM also believes the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM's statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM's operating results after giving effect for these costs, should refer to net income as disclosed in its consolidated statements of comprehensive income. Since adjusted EBITDA is a non-GAAP financial performance measure, SiriusXM's calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of SiriusXM's stand-alone net income to adjusted EBITDA is calculated as follows (in thousands):

	Unaudited
	For the Three Months Ended September 30,
	2013		2012

Net income (GAAP):	$62,894		$74,514
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813		1,854
Operating expenses	(68,895)		(73,049)
Share-based payment expense (GAAP)	19,762		17,492
Depreciation and amortization (GAAP)	58,533		66,571
Interest expense, net of amounts capitalized (GAAP)	54,629		70,035
Loss on extinguishment of debt and credit facilities, net (GAAP)	107,971	15,650	107,105
Interest and investment (income) loss (GAAP)	(1,716)		321
Other (income) loss (GAAP)	(407)		(113)
Income tax (benefit) expense (GAAP)	61,158		(20,113)
Adjusted EBITDA	$295,742		$244,617